                                                                    EXHIBIT 12.1



                              CONNETICS CORPORATION



                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES



                                                                                         For the year ended December 31,
                                  Three months ended   Six months ended   --------------------------------------------------------
(in thousands)                       June 30, 2003      June 30, 2003       2002        2001         2000       1999         1998
                                  ------------------   ----------------   --------    --------      -------   --------     --------
Income (loss) from continuing
   operations before income
   taxes                                    $   (654)          $ (5,958)  $(16,409)   $(16,397)     $33,198   $(27,283)    $(26,595)
Add fixed charges                                384                543        658         460          597      1,099        1,424
                                            --------           --------   --------    --------      -------   --------     --------
     Earnings (as defined)                  $   (270)          $ (5,415)  $(15,751)   $(15,937)     $33,795   $(26,184)    $(25,171)
                                            ========           ========   ========    ========      =======   ========     ========
Fixed Charges
     Interest Expense                            175                175         11          46          235        868        1,304
     Amortization of debt
        issuance costs                            56                 56          0           0            0          0            0
     Estimated interest
        component of rent
        expenses                                 153                312        647         414          362        231          120
                                            --------           --------   --------    --------      -------   --------     --------
Total fixed charges                              384                543        658         460          597      1,099        1,424
                                            ========           ========   ========    ========      =======   ========     ========
Ration of earnings fixed charges            Note (ii)          Note (ii)   Note (i)    Note (i)       56.64    Note (i)     Note (i)
                                            --------           --------   --------    --------      -------   --------     --------



(i) Earnings, as defined, were insufficient to cover fixed charges by $16.4 million, $16.4 million, $27.3 million, and $26.6 million in the fiscal years 2002, 2001, 1999, and 1998, respectively.



(ii) Earnings, as defined, were insufficient to cover fixed charges by $654,000 and $6.0 million in the three and six months ended June 30, 2003, respectively.